Exhibit 21.1

Entity	Jurisdiction of Incorporation	Doing Busines As
Canada
Filter Group Inc.	Canada
Hudson Energy Canada Corp.	Canada
Just Energy Corp.	Ontario
Just Energy Alberta L.P.	Alberta
Just Energy (B.C.) Limited Partnership	British Columbia
Just Energy Manitoba L.P.	Manitoba
Just Energy Ontario L.P.	Ontario
Just Energy Prairies L.P.	Manitoba
Just Energy Quebec L.P.	Quebec
Just Energy Trading L.P.	Ontario
Just Green L.P.	Alberta

US
Just Energy (U.S.) Corp.	Delaware
Just Energy Marketing Corp.	Delaware
Just Energy Illinois Corp.	Delaware
Just Energy Indiana Corp.	Delaware
Just Energy New York Corp.	Delaware
Just Energy Michigan Corp.	Delaware
Just Energy Texas 1 Corp.	Delaware
Just Energy Texas LP	Texas
Just Energy Massachusetts Corp.	Delaware
Just Energy Pennsylvania Corp.	Delaware
Just Energy Limited	Delaware
Just Energy Solutions Inc.	California
Interactive Energy Group LLC	Delaware
Hudson Energy Services LLC	New Jersey
Fulcrum Retail Energy LLC	Texas	Amigo Energy
Tara Energy LLC	Texas